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                                                                   EXHIBIT 10.13

                     AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

     HORIZON ORGANIC HOLDING CORPORATION, a Delaware corporation ("HOH" or the "Company"), agrees with BARNET FEINBLUM ("Mr. Feinblum") as follows ("Employment Agreement") effective the 1st day of January, 1998.

     1. PURPOSE. Mr. Feinblum is currently the President and Chief Executive Officer of HOH. Mr. Feinblum and HOH (as successor in interest to Horizon Organic Dairy, Inc.) are parties to an Employment Agreement dated July 1, 1996. The parties desire to amend and replace the terms of Mr. Feinblum's employment by HOH in accordance with the terms and conditions set forth herein.

     2. EMPLOYMENT. HOH hereby employs Mr. Feinblum, and Mr. Feinblum agrees to be employed, as President and Chief Executive Officer of HOH. HOH may from time to time designate other or additional titles for Mr. Feinblum as deemed appropriate by the HOH Board of Directors, but HOH and Mr. Feinblum agree that at all times during the term of this Employment Agreement Mr. Feinblum will be employed as the President and Chief Executive Officer of HOH. In addition, the Company shall use its best efforts to cause Mr. Feinblum to be elected to the Company's Board of Directors so long as this Employment Agreement or any extension hereof remains in effect.

     3. DUTIES. During the term hereof, Mr. Feinblum will devote substantially all of his full time and effort to the business of HOH. Mr. Feinblum shall have the right to devote reasonable time to the management of his personal investments and activities, participation in trade associations or other organizations seeking to advance the cause of natural and/or organic foods, and support of community activities; provided, however, that while employed with HOH Mr. Feinblum shall not be employed by any other company, individual or entity on a full or part-time basis nor shall he serve as an independent contractor or a paid consultant. The parties intend that Mr. Feinblum's initial duties hereunder shall primarily involve duties of the type normally associated with a senior managerial position in an organization of the size and type of HOH. HOH may modify, reduce and/or eliminate Mr. Feinblum's duties and objectives at its reasonable discretion from time to time, provided that at no time will Mr. Feinblum be required to perform duties or to meet objectives which are inconsistent with or inappropriate for a member of senior management of HOH.

     4.  TERM. Unless otherwise terminated as set forth in paragraph 9 below, the parties agree that this Employment Agreement shall continue in effect for a period of 24 months from the Effective Date ("Employment Period"). Employment with HOH shall terminate 24 months from the Effective Date unless otherwise renewed. HOH will provide notice at least 90 days prior to the end of the Employment Agreement as to whether it wishes to extend the Employment Agreement. If it chooses to extend the Employment Agreement, its notice will include provisions with respect to any increase in compensation or other changes which would apply. Mr. Feinblum will have a period of 30 days after receipt of the HOH notice to advise HOH of his decision to accept or reject the renewal. If HOH proposes a renewal and if Mr. Feinblum agrees to the renewal, then the
Employment Agreement will be renewed for an additional term of 12 months, with the initial renewal term therefore extending through December 31, 2000.
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     5.  BASE COMPENSATION.  Mr. Feinblum shall receive compensation from HOH as follows:

         (a) Starting on the date hereof, a base salary at an annual rate of $140,000; and

         (b) Annual increases in base compensation shall be established by and at the sole discretion of the Compensation Committee appointed by the Board of Directors of HOH.

     6. INCENTIVE COMPENSATION. Mr. Feinblum shall be entitled to receive incentive compensation in accordance with an incentive plan established by the Compensation Committee or the HOH Board of Director. Incentive compensation will be based on both individual and corporate factors, but the factors applicable to Mr. Feinblum will be consistent with those applicable to other members of senior management. The corporate factors will typically be linked to net operating income and gross sales. The maximum amount which may be awarded pursuant to the incentive plan will be an amount equal to 90% of base salary.

     7. BENEFITS. Mr. Feinblum will receive four weeks of paid vacation during each year in which this Agreement remains in effect, plus such public holidays as are generally recognized by businesses in Colorado, not to exceed 10 days per year. Up to two weeks of unused vacation time may be carried over to any subsequent year. Mr. Feinblum will be entitled to participate in any benefit plans provided to employees of HOH, including health and dental insurance. HOH shall also provide to Mr. Feinblum life insurance in the minimum amount of $100,000, disability insurance providing at least 60% of Mr. Feinblum's covered base salary or $7,000 per month (whichever amount is less), provided that Mr. Feinblum qualifies for such insurance, and reimbursement of reasonable business expenses in such manner as the Board of Directors of HOH shall approve from time to time at its sole discretion. Except as set forth below, all benefits except those provided by law, shall cease at the termination of this Employment Agreement.

     8. STOCK RIGHTS. HOH agrees to grant to Mr. Feinblum the following stock option rights under HOH's Incentive Stock Option plan dated October 25, 1995.

         (a) Effective upon execution of this Employment Agreement, Mr. Feinblum shall be granted an option to purchase 20,000 shares of HOH common stock for a purchase price of $6.50 per share, payable in cash at the time of issuance. Such option shall terminate if not exercised by January 10, 2003.

         (b) All rights to acquire shares hereunder are granted as incentive stock options and in accordance with such other terms and conditions as HOH may reasonably establish, including requirements that Mr. Feinblum execute and comply with all standard agreements of HOH, including an Incentive Stock Option Agreement, Subscription Agreement and Shareholders Agreement from time to time in effect with respect to HOH's common shares. Mr. Feinblum shall be solely responsible for the payment of any individual income taxes which accrue as a result of the issuance of such options. All options shall lapse, if not previously exercised, three months after termination of Mr. Feinblum's employment hereunder.

                                       2.
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         (c)  Effective upon execution of this Employment Agreement, all 135,000 of the incentive stock options granted to Mr. Feinblum under the Stock Option Agreement dated June 1, 1995, shall be fully vested and shall be exercisable in accordance with such Stock Option Agreement.

     9. TERMINATION OF EMPLOYMENT. Mr. Feinblum and HOH each acknowledge that either Party has the right to terminate Mr. Feinblum's employment with HOH pursuant to the following:

         (a) TERMINATION BY THE COMPANY FOR CAUSE. HOH will have the right to terminate Mr. Feinblum's employment with HOH at any time for "cause". "Cause" for termination will mean only: (i) Mr. Feinblum has committed any material act of embezzlement, fraud and/or is convicted of a felony; (ii) Mr. Feinblum engages in direct unfair competition with HOH and, in any material respect, willfully breaches his obligations under this Agreement; (iii) Mr. Feinblum causes material damage to HOH through intentional misconduct or gross neglect of the duties customary to his office. No activities or inactivities covered by items (ii) and (iii) will be deemed to be "cause" unless HOH has notified Mr. Feinblum of such activity or inactivity in writing and Mr. Feinblum has failed to cure the same within 15 days. In the event Mr. Feinblum is terminated for cause he will not be entitled to Severance Pay (as defined below), pay in lieu of notice or any other such compensation set forth in paragraphs 5-8 herein, but he will be entitled to all compensation, benefits and unreimbursed expenses accrued through the date of termination.

         (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. HOH will have the right to terminate Mr. Feinblum's employment with HOH at any time without cause. In the event Mr. Feinblum is terminated without cause, and upon the execution of a release by Mr. Feinblum, releasing all claims arising under this Employment Agreement against HOH as of the date Mr. Feinblum signs such release, HOH shall pay Mr. Feinblum the following "Severance Pay": (i) Mr. Feinblum's then applicable base salary for a period of the longer of (A) 12 months after the termination without cause date or (B) the remainder of the Employment Period, and (ii) substantially equivalent health, medical, life, disability and other benefits to the extent permitted by HOH insurance policies or plans, for the same 12 month period. Severance Pay will further include the payment of any incentive bonuses which become due under paragraph 6, for the year in which termination occurs, prorated for the portion of the year during which Mr. Feinblum continued to be employed by HOH. Such prorated bonus, if any, shall be paid at the same time as bonuses are paid to other employees who participate in the incentive bonus plan.

         (c) VOLUNTARY TERMINATION BY MR. FEINBLUM. Mr. Feinblum may voluntarily terminate his employment with HOH at any time, after which no further compensation will be paid to Mr. Feinblum. To permit HOH to make arrangements to fill the vacancy created by Mr. Feinblum's departure, Mr. Feinblum agrees to give HOH 30 days advance notice of any intended resignation. In the event Mr. Feinblum voluntarily terminates his employment, he will not be entitled to Severance Pay, pay in lieu of notice or any other such compensation set forth in paragraphs 5-8 herein, but he will be entitled to all compensation, benefits and unreimbursed expenses accrued through the date of termination.

                                       3.
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         (d)  TERMINATION BY MR. FEINBLUM WITH CAUSE. Mr. Feinblum will have the right to terminate his employment with HOH at any time for "cause". "Cause" for termination will mean only a material breach of this Agreement by HOH which breach is not cured by HOH within 15 days after receipt of written notice thereof from Mr. Feinblum. In the event Mr. Feinblum terminates his agreement for "cause," the non-competition obligations of this Agreement will terminate and Mr. Feinblum will be entitled to "SEVERANCE PAY" as defined in 9(b) above.

         (e) AUTOMATIC TERMINATION OR EXPIRATION. If not terminated earlier, or renewed by agreement of the parties, Mr. Feinblum's employment with HOH will terminate at the end of the Employment Period. If the Company does not offer to continue Mr. Feinblum's employment following the expiration of this Employment Agreement (unless there shall have been cause for termination (as defined above)), or if Mr. Feinblum's employment is continued by mutual agreement following termination of this Employment Agreement but is thereafter terminated by the Company without cause (as defined above), the Company shall pay Mr. Feinblum the Severance Pay, subject to the execution of a general release as set forth in paragraph 9(b).

     10. NON-COMPETITION OBLIGATIONS. In consideration of his employment by HOH and the Severance Pay to be paid to Mr. Feinblum as further set forth in paragraph 9 above, Mr. Feinblum agrees that during his employment, and for a period of 24 months after the termination or expiration of his employment with HOH, he will not, without first obtaining the express written consent of HOH, own more than 5% of the outstanding stock of a publicly-traded Competitive Company (as defined below) or any stock of a privately held Competitive Company, or participate in the financing, operation, management or control of, any Competitive Company. A "Competitive Company" is a person, firm, corporation or business located in the United States that is primarily engaged in the production or wholesale distribution of organic dairy products sold by HOH, or which HOH has express plans to sell as of the termination or expiration of Mr. Feinblum's employment with HOH. Mr. Feinblum further agrees that he will not induce any employee of HOH to leave the employ of HOH for a period of twenty-four months after the termination or expiration of his employment with HOH. This paragraph 10 shall survive the termination or expiration of this Employment Agreement for any reason.

     11. ENFORCEMENT. HOH and Mr. Feinblum agree that any violation or threatened violation of the terms of this Employment Agreement could cause immediate and irreparable harm to HOH for which monetary damages would be inadequate and difficult to ascertain. The parties therefore agree that upon the existence of any such violation or threatened violation, provided that HOH has paid and continues to pay Mr. Feinblum his salary, bonus and benefits as required hereunder, and to honor Mr. Feinblum's stock option rights if any, HOH may obtain a temporary restraining order, preliminary injunction, or other appropriate form of equitable relief from any court of competent jurisdiction. Such relief shall be in addition to and not substitution for any monetary damages to which HOH might otherwise be entitled.

     12. CONTROLLING AGREEMENT. This Employment Agreement supersedes and replaces in its entirety all prior agreements and understandings between HOH and Mr. Feinblum relating to Mr. Feinblum's employment by HOH, including without limitation the Executive Employment Agreement between the parties dated July 1, 1996.

                                       4.
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     13.  MISCELLANEOUS.

          (a) The rights and duties of the parties shall not be assignable by either party, except that HOH may assign its rights but shall continue to guarantee its obligations, to any corporation or other business entity which is controlled by HOH, which controls HOH, or which is a successor by purchase, merger or otherwise to HOH. The heirs, successors, personal representatives and assigns of Mr. Feinblum shall have the right to collect any accrued benefits due Mr. Feinblum hereunder.

          (b) This Employment Agreement and all provisions hereof shall bind and inure to the benefit of HOH, Mr. Feinblum, and their respective personal representatives, heirs, successors, and permitted assigns, but Mr. Feinblum is not entitled to assign his rights and obligations hereunder.

          (c) This Agreement will be deemed to have been entered into, and it will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

          (d) Any action to enforce or requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.

          (e) In the event that any provision of this Employment Agreement shall be held to be invalid, illegal, or unenforceable, such provision may be severed, modified or enforced to the extent possible, and such invalidity, illegality, or unenforceability shall not affect the remainder of this Employment Agreement, unless such severance would defeat the fundamental purposes of this Employment Agreement.

          (f) This Employment Agreement may be amended or modified only by written agreement subscribed to by both of the parties hereto.

          (g) The waiver by either party of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Employment Agreement.

          (h) The section headings contained herein are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement

          (i) All notices which are required or may be given under this Employment Agreement shall be given by certified mail, return receipt requested, registered mail, or personal service to the following addresses:

               (i)  If intended for HOH:

                    Horizon Organic Holdings Corporation
                    P.O. Box 17577
                    Boulder, Colorado  80308

                                       5.
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                    with a copy to:

                    Cooley Godward llp
                    2595 Canyon Boulevard, Suite 250
                    Boulder, Colorado  80302

              (ii)  If intended for Mr. Feinblum:

                    c/o Horizon Organic Holdings Corporation
                    P.O. Box 17577
                    Boulder, Colorado  80308

     A party may direct from time to time that notices be sent to a different address by giving the other party notice in writing of the new address.

          (j) To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of or in any way connected with Mr. Feinblum's employment with HOH or the termination of that employment or this Employment Agreement, with the sole exception of disputes which arise under Mr. Feinblum's obligations pursuant to paragraph 10 above (collectively, the "Arbitrable Claims"), HOH and Mr. Feinblum each agree that any and all such disputes, whether of law or fact of any nature whatsoever, will be resolved by final and binding arbitration under the then existing American Arbitration Association ("AAA") arbitration procedures. The Arbitrable Claims will include, but will not be limited to: any and all such claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in HOH, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the Colorado Anti Discrimination Act of 1957, as amended; the Wage Claim Act, C.R.S.
(S)(S) 8-4-101, et seq., tort law; contract law; wrongful discharge; discrimination; fraud; defamation; and emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Feinblum and HOH acknowledge and agree that any and all rights they may otherwise have to resolve such Arbitrable Claims by jury trial, by a court, or in any forum other than the AAA, are hereby expressly waived. The arbitrators shall be authorized, in addition to any other action they may take, to award reasonable attorneys' fees and costs of arbitration in favor of the prevailing party.

     Executed effective the day and year first set forth above.

HORIZON ORGANIC HOLDINGS                           BARNET FEINBLUM
CORPORATION

By: /s/ Marcus B. Peperzak                         /s/ Barnet Feinblum
   -------------------------------                 -----------------------------

Title: Chairman
      ----------------------------                 Date:
                                                        ------------------------
Date: 4/22/98
     -----------------------------

                                       6.